SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 19, 2010
BROADCOM CORPORATION
(Exact Name of Registrant as Specified in Charter)

California	000-23993	33-0480482

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5300 California Avenue, Irvine, CA 92617

(Address of Principal Executive Offices)(Zip Code)
Registrant’s telephone number, including area code: (949) 926-5000
Not Applicable

(Former Name or Former Address, if Changed since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
     On November 19, 2010, Broadcom Corporation (“Broadcom”) entered into a $500 million four year revolving credit facility (the “Credit Facility”) with the lenders named therein (the “Lenders”) and Bank of America, N.A., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc., as agents. At Broadcom’s election, the aggregate amount of the commitments under the Credit Facility may be increased from time to time by an amount up to $100 million, subject to certain conditions. The Credit Facility will mature on November 19, 2014. Broadcom is required to pay interest on the amounts borrowed under the Credit Facility and a commitment fee on the actual daily unused amount of commitments under the Credit Facility, in each case at rates determinable based on Broadcom’s non-credit-enhanced senior unsecured long-term debt rating.
     The Credit Facility will be available on a revolving basis until November 19, 2014. Broadcom may optionally prepay the amounts borrowed (in whole or in part) or reduce or terminate the unutilized portion of the commitments under the Credit Facility without premium or penalty at any time by the delivery of a notice to that effect as provided in the credit agreement governing the Credit Facility (the “Credit Agreement”).
     The Credit Agreement contains customary representations and warranties as well as affirmative and negative covenants. Affirmative covenants include, among other things, with respect to Broadcom and its subsidiaries, delivery of financial statements, compliance certificates and notices, payment of obligations, preservation of existence, maintenance of properties, books and records and insurance and compliance with environment laws and other laws.
     Negative covenants include, among other things, with respect to Broadcom and its subsidiaries, limitations on liens, certain indebtedness, mergers, consolidations, dissolutions, liquidations and dispositions of all or substantially all assets, changes in the nature of business, transactions with affiliates and certain negative pledges. The Credit Agreement also requires Broadcom to maintain a consolidated leverage ratio of no more than 3.25 to 1.00 and a consolidated interest coverage ratio of no less than 3.00 to 1.00.
     The Credit Agreement also contains customary events of default, including, among other things, the occurrence of certain ERISA or insolvency or bankruptcy events, the occurrence of a change of control, the failure to perform certain covenants, the inaccuracy of representations or warranties in any material respect, the non-payment of amounts owing under the facility or other material indebtedness, cross-acceleration with other material indebtedness, and the invalidity of any material provision of the Credit Agreement. If an event of default occurs, the Lenders may declare the loans and all other obligations under the Credit Agreement immediately due and payable and require Broadcom to cash collateralize the outstanding letter of credit obligations. A bankruptcy or insolvency event causes the loans and other obligations under the Credit Agreement automatically to become immediately due and payable and the requirement to cash collateralize letter of credit obligations automatically to become effective.
     The above description is qualified in its entirety by reference to the terms of the Credit Agreement attached as Exhibit 10.01 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
10.1 — Credit Agreement, dated as of November 19, 2010, among Broadcom, Bank of America, N.A. and the other lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADCOM CORPORATION, a California corporation
November 19, 2010
By:	/s/ Eric K. Brandt
Eric K. Brandt
Executive Vice President and Chief Financial Officer